UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report: February 9, 2021
(Date of earliest event reported)

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ZENTALIS PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)
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Delaware	001-39263	82-3607803
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
530 Seventh Avenue, Suite 2201
New York, New York 10018
(Address of principal executive offices) (Zip Code)
(212) 433-3791
(Registrant’s telephone number, include area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	ZNTL	The Nasdaq Global Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 9, 2021, the Board of Directors (the “Board”) of Zentalis Pharmaceuticals, Inc. (the “Company”) increased the size of the Board from five to six directors and appointed Enoch Kariuki, Pharm.D. as a Class I director of the Company. Dr. Kariuki has also been appointed to serve as a member of the Audit Committee of the Board (the “Audit Committee”) and as Chairperson of the Audit Committee.

Dr. Kariuki is eligible to participate in the Company’s Non-Employee Director Compensation Program, which provides for an annual retainer of $40,000 for his Board service and an additional annual retainer of $20,000 for his service as Chairperson of the Audit Committee. In lieu of the initial award of options under the Company’s Non-Employee Director Compensation Program, Dr. Kariuki was granted an initial award of options to purchase 42,000 shares of the Company’s common stock (the “Initial Award”). The Initial Award has an exercise price equal to $39.47 per share, the fair market value of a share of the Company's common stock on the date of grant, and will vest and become exercisable in 36 substantially equal monthly installments following the date of grant, subject to Dr. Kariuki’s continued service on the Board through each such vesting date. Dr. Kariuki has also entered into the Company’s standard indemnification agreement for directors and officers.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZENTALIS PHARMACEUTICALS, INC.

Date: February 10, 2021	By:	/s/ Anthony Y. Sun, M.D.
Anthony Y. Sun, M.D.
President and Chief Executive Officer